UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MAGNACHIP SEMICONDUCTOR LLC*
(to be converted into MagnaChip Semiconductor Corporation)
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	26-1815025 (I.R.S. Employer Identification No.)

c/o MagnaChip Semiconductor S.A.
74, rue de Merl, B.P. 709, L-2146
Luxembourg R.C.S.,
Luxembourg B97483	Not Applicable
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $0.01 per share	New York Stock Exchange†

Depositary Shares, each representing one share of common stock, par value $0.01	New York Stock Exchange†
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 333-165467
Securities to be registered pursuant to Section 12(g) of the Act: None
*	MagnaChip Semiconductor LLC, a limited liability company organized under the laws of Delaware, is the registrant filing this Registration Statement. Prior to the listing of the common stock and depositary shares on the New York Stock Exchange, MagnaChip Semiconductor LLC will be converted into a corporation organized under the laws of Delaware, pursuant to the Delaware Limited Liability Company Act Section 18-216 and the Delaware General Corporation Law Section 265 and renamed MagnaChip

Semiconductor Corporation. The common stock and depositary shares to be listed on the New York Stock Exchange and referred to herein are securities of MagnaChip Semiconductor Corporation.

†	As disclosed in the registration statement on Form S-1 (No. 333-165467) relating to the registrant’s initial public offering (the “Registration Statement”), all of the shares of common stock sold in such offering will be sold in the form of depositary shares. Each depositary share represents an ownership interest in one share of common stock. Approximately forty-five days after the effective date of the Registration Statement, each holder of depositary shares will be credited with a number of shares of common stock equal to the number of depositary shares held by such holder on that date, and the depositary shares will be canceled. Until such cancellation of the depositary shares, holders of depositary shares will be entitled to all proportional rights and preferences of the shares of common stock underlying such depositary shares. Accordingly, application is made for listing of the common stock of the registrant, but such shares will not trade until the depositary shares are canceled.

Item 1. Description of Registrant’s Securities to be Registered.
     For a description of the securities to be registered hereunder, reference is made to the information set forth under the headings “Description of Capital Stock” and “Description of Depositary Shares” in the prospectus included in the registrant’s Registration Statement on Form S-1 (File No. 333-165467), originally filed with the Securities and Exchange Commission on March 15, 2010, as amended by any amendments to such Registration Statement, which description is incorporated by reference herein. In addition, any prospectus subsequently filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is deemed to be incorporated herein by reference.
Item 2. Exhibits.
     Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAGNACHIP SEMICONDUCTOR LLC

Date: June 21, 2010	By:	/s/ John McFarland

John McFarland
Senior Vice President, General Counsel and Secretary